UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Feldman, Jerome I.
   145 West Patent Road
   Bedford Hills, NY  10507
2. Date of Event Requiring Statement (Month/Day/Year)
   April 30, 1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   American Drug Company
   ADRG
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |93,463                |D               |                                               |
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                                           |1,173                 |I(1)            |By Family members                              |
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                                           |4,830,104             |I(2)            |By GP Strategies Corporation                   |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Warrants                |8/4/94   |8/4/00   |Common Stock           |93,463   |$.75      |D            |                           |
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Warrants                |8/4/94   |8/4/00   |Common Stock           |1,173    |$.75      |I(1)         |By family members          |
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Employee Stock Options (|6/9/98(3)|6/9/03   |Common Stock           |500,000  |$.13      |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)The reporting person disclaims the beneficial ownership of the shares of Common Stock and Warrants held by members of his family.
(2)The reporting person is President and Chief Executive Officer and a Director
of GP Strategies Corporation.   The reporting person beneficially owns
813,418 shares of GP Strategies Common Stock which represents 6.9% of the
Common Stock.   The reporting person disclaims beneficial ownership
of the securities owned by GP Strategies Corporation and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(3) Exercisable
immediately.
SIGNATURE OF REPORTING PERSON
Jerome I. Feldman
DATE
April 29, 1999